UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

COMMAND SECURITY CORPORATION

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	001-33525 (Commission File Number)	14-1626307 (I.R.S. Employer Identification No.)
	512 Herndon Parkway, Suite A Herndon, Virginia (Address of principal executive offices)	20170 (Zip Code)
(703) 464-4735 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013, the Board of Directors (the “Board”) of Command Security Corporation (the “Company”) increased the number of directorships of the Company to five and appointed Mark J. Sullivan to Class II of the Board to fill the newly created vacancy. Mr. Sullivan was also appointed to the Compensation committee of the Board. In connection with Mr. Sullivan’s appointment to the Board and the Compensation committee, the Company granted Mr. Sullivan a stock option to purchase an aggregate of 50,000 shares of the Company’s common stock at an exercise price of $1.43 per share. This stock option vests and may be exercised with respect to 1/12th of the shares covered thereby at the end of each month during which Mr. Sullivan has served as a member of the Board. Following this initial grant, Mr. Sullivan will be entitled to the same annual compensation for serving as a director and member of a Board committee as each of the Company’s other independent directors; provided that Mr. Sullivan’s annual compensation for Board and committee service in fiscal 2013 will be proportionately reduced to reflect that he will not have served in such capacities for the Company’s entire fiscal year.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 23, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMAND SECURITY CORPORATION

Dated: July 23, 2013	By:	/s/ N. Paul Brost
	Name:	N. Paul Brost
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated July 23, 2013